Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion of our report in the Registration Statement on Form S-1 (the “Registration Statement”) of General Cannabis Corporation (the “Company”) of our report dated April 15, 2015, relating to our audit of the Company’s consolidated financial statements as of December 31, 2014, and for the year then ended, included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, which report includes an explanatory paragraph expressing substantial doubt regarding the Company’s ability to continue as a going concern. We also consent to the reference to us under the heading “Experts” in the prospectus that forms a part of the Registration Statement.

/s/ Hartley Moore Accountancy Corp.

Irvine, CA

December 5, 2016